Sub-Administration and Accounting Services Agreement – Amendment Regarding Summary

Prospectus Services

Aston Asset Management LLC

120 N. LaSalle Street, 25th Floor

Chicago, IL 60602

Dear Mr. Dillenburg:

This document is an Amendment to the Sub-Administration and Accounting Services Agreement dated April 1, 2000 (as amended to date) between Aston Asset Management LLC (the “Administrator”) and PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.) (“PNC”) with respect to Aston Funds (the “Fund”), and that Agreement is hereby further amended as set forth below. This Amendment shall be effective as of the date set forth below immediately above the Administrator’s signature line.

Thank you for the opportunity to provide additional regulatory administration services with respect to the Fund.

The Regulatory Administration Department of PNC will provide the following services with respect to the Fund each year for a fee to be agreed in writing between the Administrator and PNC:

•

Draft the initial summary prospectus (and in each subsequent year, the annual update of the summary prospectus) for each series of the Fund listed on Exhibit A hereto (as such Exhibit A may be amended from time to time).

•	Coordinate the Securities and Exchange Commission filing of each such summary prospectus with the Fund’s financial printer.

PNC’s regulatory administration services are intended to assist in meeting the regulatory requirements with respect to the Fund and are not, nor shall they be construed as constituting, legal advice or the provision of legal services. This Amendment does not establish an attorney-client relationship between PNC and the Fund or any other person. As always, all work prepared by PNC’s Regulatory Administration Department is subject to review and approval by the Fund’s outside counsel.

The Administrator hereby represents and warrants to PNC that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment, and (iii) any benefits accruing to the Administrator or its affiliates in connection with this Amendment have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

If the foregoing is in accordance with your understanding, please indicate your acceptance of the arrangement by signing below.

PNC Global Investment Servicing (U.S.) Inc.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Senior Vice President

Agreed to and accepted as of January 30, 2010.

Aston Asset Management LLC

By:	/s/ Gerald Dillenburg

Name:	Gerald Dillenburg

Title:	CFO

Exhibit A

Aston/Montag & Caldwell Growth Fund

Aston/Veredus Select Growth Fund

Aston Growth Fund

Aston/Optimum Large Cap Opportunity Fund

Aston/TAMRO Diversified Equity Fund

Aston/M.D Sass Enhanced Equity Fund

Aston Value Fund

Aston/River Road Dividend All Cap Value Fund

Aston/Montag & Caldwell Mid Cap Growth Fund

Aston/Optimum Mid Cap Fund

Aston/Cardinal Mid Cap Value Fund

Aston/Veredus Aggressive Growth Fund

Aston/Fasciano Small Cap Fund

Aston/TAMRO Small Cap Fund

Aston/River Road Select Value Fund

Aston/River Road Small Cap Value Fund

Aston/Neptune International Fund

Aston/Barings International Fund

Aston Dynamic Allocation Fund

Aston/New Century Absolute Return ETF Fund

Aston/Lake Partners LASSO Alternatives Fund

Aston/Fortis Real Estate Fund

Aston/Montag & Caldwell Balanced Fund

Aston Balanced Fund

Aston/TCH Fixed Income Fund